EXHIBIT 5.1

Law Offices of Aaron A. Grunfeld & Associates
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024

September 8, 2011

SaveDaily, Inc.
3020 Old Ranch Parkway, Suite 140
Seal Beach, California 90740

Re: Registration Statement on Form S-8 Filed by SaveDaily, Inc.

Ladies and Gentlemen:

We have acted as counsel for SaveDaily, Inc., a Nevada corporation (the “Company”), in connection with the issuance and resale by certain selling stockholders of restricted shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, granted pursuant to the SaveDaily, Inc. 2011 Equity Incentive Plan (the “Plan”). The Shares are covered by the above referenced registration statement and all amendments thereto (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”). The undersigned and an associate of the undersigned are also listed as a Selling Stockholders within the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.           The Registration Statement;

2.           The Articles of Incorporation of the Company, as amended;

3.           The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.            Resolutions adopted by the Board of Directors of the Company relating to, among other matters, the approval of the Plan and the issuances of the Shares (the “Board Resolutions”), certified as of the date hereof by an officer of the Company;

5.           Resolutions of Stockholders of the Company relating to, among other matters, the approval of the Plan (the “Stockholder Resolutions” and, together with the Board Resolutions, the “Resolutions”);

6.           The Plan;

7.           A certificate executed by an officer of the Company, dated as of the date hereof; and

8.           Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed the following:

1.           Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.           Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.           Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.           All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Company is a corporation and existing under and by virtue of the laws of the State of Nevada; and (ii) the Shares have been authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Nevada Revised Statutes of the State of Nevada, including the applicable provisions of the Nevada Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. We express no opinion as to compliance with any federal or state securities laws or state laws regarding fraudulent transfers, to the extent that any matter as to which our opinion would be governed by any jurisdiction other than the States of Nevada or California we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion should be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Aaron A. Grunfeld